Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-138509, 333-70078 and 333-100051) and Form S-8 (Nos. 333-68530, 333-68540, 333-30374 and 333-101031) of eLoyalty Corporation of our report dated March 13, 2006, except for the 2005 and 2004 stock based compensation disclosures included in Note Thirteen to the consolidated financial statements, as to which the date is March 9, 2007, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Chicago, Illinois
March 13, 2007